HEADS OF AGREEMENT

entered into by and between

PLATINUM GROUP METALS (RSA) (PTY) LTD

(Registration No. 2000/025984/07)

hereinafter called "PTM"

and

AFRICA WIDE INVESTMENT

HOLDINGS (PTY) LTD

OR IT'S NOMINEE

(Registration No. 2000/027931/07)

hereinafter called "AW"

And Whereas the Parties have agreed that they want to conclude a Joint venture agreement regarding mining of Platinum in its broadest sense on two properties.

And whereas the Parties have indicated that they are eager to operate as far as possible within the ambit of the mining charter and within the guidelines and principals of Government specifically related to its vision for Black Economic Empowerment.

Now therefore

1.

DEFINITIONS

1.1

In this Agreement, unless inconsistent with the context, the following words and phrases shall have the respective meanings assigned to them :

"Accounting Period"

means a period of 12 (TWELVE) calendar months commencing on 1 January and ending on 31 December of each year, or such other period as the Management Committee may determine;

"the Act"

shall mean the Minerals Act 50 of 1991 as amended or substituted;

"Affiliate"

shall mean, in relation to any person, any company which is for the time being a subsidiary or holding company of that person or a subsidiary of a holding company of such person, and a company is a subsidiary of another company (its holding company) if that other company is in Control of the former company or if it is a subsidiary of a company which is itself a subsidiary of that other company;

"this Agreement"

means this Notarial Joint Venture Agreement and shall include the Annexes hereto;

"Bankable Feasibility Study"

shall mean a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of the viability of the development and exploitation of the JV Area, in such form and detail as are required for the purposes of determining whether to finance the development of a commercial mining operation within the JV Area, including but not limited to chapters on the following: ownership, location, geology and ore reserves, metallurgy, mining, materials handling, processing, ancillary facilities and site services, infrastructure for and availability of labour, energy supply, environmental impact studies and rehabilitation obligations, capital costs, costs to be incurred to sustain production including initial working capital, the time and critical path to place the mine into production and financing requirements throughout the construction phase, financial analysis (including price sensitivity analysis) assumptions as to mineral prices and utilisation of a discount rate consistent with financing costs at the time as well as project and country risks;

"Budget"

means any capital or operating budget or both of the Joint Venture, approved by the Management Committee in accordance with 8.11 or the exploration committee referred to in 6.3;

"Budget Period"

means each successive 12 (TWELVE) month period of this Agreement commencing on the Effective Date;

"Business"

means those activities of the Joint Venture set out in 2.3;

"Business Days"

means any day, other than a Saturday, Sunday or any statutory public holiday in the Republic of South Africa or Canada;

"By-products"

means materials, compounds, metals and products other than Concentrate for which a commercial value exists and which can be produced and sold by the Joint Venture;

"Call"

means a request by the Manager to a Participant in accordance with this Agreement that it contributes the Called Sum set out in the request;

"Called Sum"

means the amount payable by a Participant pursuant to a Call;

"Capital Expenditure"

means all expenditure, which is generally regarded in the mining industry in South Africa as expenditure of a capital nature, and shall include expenditure which is generally regarded in the mining industry in South Africa as replacement and/or ongoing and/or renewal capital expenditure;

"Commercial Production"

means Concentrate produced from the Mine by the Joint Venture;

"Concentrate"

means any treatable product arising from the process of crushing, milling and flotation of ore produced by the Mine whereby the Platinum Group Metals, including waste, are treated in a Concentrator Complex before commencement of the smelting and precious metal refining process;

"Concentrator Complex"

means a mineral processing facility consisting of activities such as crushing, milling and thickening, froth flotation, tailings disposal and concentrate filtration but does not include smelting or other downstream processing facilities such as base metals and precious metals refineries;

"Confidential Information"

means all communications, whether written, pictorial or oral, and all other material relating to Mining and Prospecting Information, commercial and technical information, trade secrets, agreements (whether in writing or not, or in electronic format), or which can be obtained by examination, testing, visual inspection or analysis, including, without limitation, business or financial data, know-how, formulae, processes, designs, sketches, plans, drawings, specifications, sample reports, models, studies, findings, computer software, inventions or ideas, analyses, concepts, compilations, studies and other material prepared by or in possession of or under the control of any Party, as well as that which contain or otherwise reflect or are generated from any such information as is specified in this definition, or any information which is not in the public domain for a reason other than a breach of this Agreement;

"Control"

in relation to a company means any one of the following, namely if another company or legal entity or person (whether alone or pursuant to an agreement with others) :

-

has the power to ensure the majority of that company's board of directors will act in accordance with its wishes;

or if the company is listed on a stock exchange, "Control" means :

-

the holding of shares or the aggregate of holdings of shares or other securities in a company entitling the holder thereof to exercise, or cause to be exercised 30% (THIRTY PERCENT) or more of the voting rights at shareholders meetings of the company irrespective of whether such holding or holdings confers de facto control; or

-

the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 30% (THIRTY PERCENT) of the voting rights in the company;

"the Effective Date"

the date of fulfilment of all of the suspensive condition in 24;

"EMPR"

means the Environmental Management Programme submitted in accordance with the provisions of the Act, as approved (or amended) by the Management Committee and by the relevant authority for the Mine;

"Encumbrance"

means any mortgage, pledge, lien, security interest, trust arrangement or similar rights or interest of any third party;

"Expenditure"

means expenditure which is required to meet expenditure of the Joint Venture, whether during the Exploration Phase or the Exploitation Phase and whether Capital Expenditure or Operating Expenditure;

"the Exploitation Phase"

the period of the Joint Venture Project after the completion of a Bankable Feasibility Study in relation to the JV Area;

"Exploration Expenditure"

shall mean all costs, charges and expenses (including, but not limited to, prospecting rentals, administration fees and costs, licence fees, licence acquisition fees, payments to surface owners, or payments to the State), payable and payments of whatsoever nature made or incurred in connection with the prospecting and investigation of the JV Area, and shall include, but not be limited to, all costs, charges and expenses required for the completion of any preliminary appraisals, geological assessments, engineering studies, metallurgical tests and feasibility studies carried out to ascertain the economic viability of mineralisation in and upon the JV Area, the cost of all personnel of PTM directly or indirectly engaged in the project, and any costs of rehabilitation incurred or provided for in the course of prospecting;

"the Exploration Phase"

the period of the Joint Venture Project from the Effective Date up to the completion of a Bankable Feasibility Study;

"IAS"

means generally accepted accounting principles approved from time to time as International Accounting Standards by the International Accounting Standards Committee;

"Joint Venture Project"

means the joint venture between PTM and AW to explore for and exploit PGM's on, in, or under the JV Area, constituted in accordance with the terms of this Agreement and subject to the specific terms of this Agreement;

"Joint Venture Information"

means all commercially sensitive knowledge and Confidential Information pertaining to the Joint Venture;

"JV Area"

listed on Annex "A";

"the Joint Venture"

the joint venture constituted as contemplated in 3.1;

"Management Committee"

shall mean the committee established in terms of clause 8;

"the Manager"

the manager of the Joint Venture Project appointed in terms of 9;

"Meeting"

means a Management Committee meeting;

"the Mine"

means the excavations and all associated workings on the JV Area, both currently existing and those to be developed during the Exploitation Phase of the Joint Venture, and the Concentrator Complex, the mining area and all buildings, structures, machinery, roads and appurtenances whether on or outside the JV Area used or intended to be used for the purposes of searching for, winning, exploitation of and processing of PGM's on the JV Area;

"Mining and Prospecting

Information"

means all Confidential Information available with respect to the Joint Venture Project in relation to PGM's including, but not limited to all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, electromagnetic or optical disks, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, and other relevant information and data in whatever form;

"Operating Expenditure"

means every expenditure of any kind other than Capital Expenditure lawfully incurred by the Manager (or the appointees of the Manager) in the exploration for PGM's and in the management, administration, financing and operation and rehabilitation of the Mine, including all accruals and provisions, which would be deemed to be operating expenditure in conformity with good mining practice in South Africa and in accordance with internationally accepted accounting practice as well as the policies laid down by the Management Committee from time to time and including all obligations to pay royalties in terms of the PGM Rights;

"the Option Contract"

the prospecting and option contract concluded between the Parties, to which a draft of this Agreement was annexed as Annex "B";

"Participant"

means any party who holds a Participation Interest in the Joint Venture from time to time;

"Participation Interest"

shall mean in relation to a Participant, the ownership interest of a Participant in the Joint Venture, including in the rights associated therewith, including management, control, Profits, Production and the PGM Rights and beneficial ownership of the assets expressed as a percentage;

"Party"

means a reference to PTM and AW, and "Parties" means a reference to both of them;

"Platinum Group Metals"

or "PGM's"

means platinum, palladium, rhodium, ruthenium, iridium, and osmium, and the metals and minerals mineralogically associated therewith including but not limited to gold, chrome, silver, copper, nickel and cobalt together with any such metals and minerals which may be extracted from the normal mining of first-mentioned minerals in, on or under the JV Areas, to the extent that rights thereto are held by the Parties as at the Effective Date in terms of the PGM Rights;

"PGM Rights"

the PTM Rights and the AW Rights together;

"Proceeds"

means all monies received for and on behalf of the Joint Venture from the disposal of Production;

"Production"

means all Concentrate and By-products produced from the JV Area;

"Profit"

means net profit before tax as envisaged by IAS;

"Programme of Work"

means a programme of work to be undertaken by or on behalf of the Joint Venture, which has been approved by the Management Committee in accordance with 8.11 or by the exploration committee referred to in 6.3;

"PTM"

as defined in the description of the parties above;

"PTM's Deemed Expenditure"

means the Exploration Expenditure deemed to be incurred by PTM on the JV area after the effective date, and which will be established at a later date;

"the PTM Rights"

70% (SEVENTY PERCENT) of the PGM Rights in respect of the JV Area as at the Effective Date and thereafter adjusted from time to time in accordance with PTM's Participation Interest in the Joint Venture;

"Records"

means, in relation to the Joint Venture Project, all books, records, invoices, documents and other papers, tapes, or disks maintained by a Party or by the Joint Venture in relation to the Joint Venture Project;

"Representative"

means a natural person appointed by a Participant to attend and represent that Participant at a Meeting;

"AW"

as defined in the description of the Parties above;

"AW Deemed Expenditure"

means the Exploration Expenditure deemed to  be  incurred by AW after the effective date and which will be established at a later date;

"AW Rights"

30% (THIRTY PERCENT) of the PGM Rights in respect of the JV Area as at the Effective Date and thereafter adjusted from time to time in accordance with AW's Participation Interest in the Joint Venture;

"Tailings"

means all waste dumps and other mine residues containing Platinum Group Metals and associated metals.

1.1

If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, notwithstanding that such provision is only contained in the relevant definition, effect shall be given thereto as if such provision were a substantive provision in the body of this Agreement.

1.2

Unless inconsistent with the context, an expression which denotes :

1.2.1

any gender includes the other genders;

1.2.2

a natural person includes an artificial person and vice versa;

1.2.3

the singular includes the plural and vice versa.

1.3

The annexes to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

1.4

The headnotes to the clauses in this Agreement are inserted for reference purposes only and shall in no way govern the construction or interpretation hereof.

2.

INTRODUCTION

2.1

PTM holds Option Contract to acquire the PTM Rights.

2.2

Upon signature by the parties of this agreement the parties shall be deemed to have concluded a joint venture partnership regarding the following prospects;

a

Tweespalk

b

Oorlogsfontein

2.3

The Joint Venture will have as its purpose and Business :

2.3.1

the completion of PGM exploration on the JV Area;

2.3.2

the completion of a Bankable Feasibility Study on the JV Area; and

2.3.3

mining and extraction of PGM's on the JV Area.

3.

ESTABLISHMENT OF THE JOINT VENTURE

3.1

With effect from the Effective Date, the Participants shall carry on the Joint Venture Project, upon the terms and conditions and for the purposes and scope as defined in this Agreement.  Except as otherwise provided for in this Agreement, PTM and AW shall be the only Participants in the Joint Venture.

3.2

Forthwith after the Effective Date, to achieve the objectives in 2.3, the Parties agree to associate together in a joint venture to be known as the PTM Joint Venture.

3.3

Unless otherwise agreed between the Participants, all the obligations which accrue to and are incurred by them as against third parties in pursuing the objects of the Joint Venture in accordance with the provisions of this Agreement, shall be incurred by the Participants to the Joint Venture in relation to their respective Participation Interests in the Joint Venture from time to time.

3.4

Nothing in this Agreement shall be construed as creating a partnership between the Participants, their intention being merely to co-operate with each other and to act together for purposes of the Joint Venture Projects as mentioned above in par. 2.2

3.5

Save as may otherwise be permitted by this Agreement, none of the Participants shall be entitled to incur any obligations on behalf of the others or to act on behalf of the others or to act on behalf of or bind the Joint Venture or any Participant.

3.6

The initial Participation Interests of the Participants in the Joint Venture shall be 70% (SEVENTY PERCENT) as to PTM and 30% (THIRTY PERCENT) as to AW.

4.

WARRANTIES AND REPRESENTATIONS

4.1

AW (i) represents and warrants as follows to PTM (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledges and confirms that PTM, after due enquiry, is relying on such representations and warranties in the entering into by it of this Agreement :

4.1.1

AW is a corporation duly incorporated and existing under the laws of South Africa and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

4.1.2

it has all necessary corporate power to enter into and perform its obligations under this Agreement and any agreement and instrument referred to in or contemplated by this Agreement;

4.1.3

it is not (i) insolvent; or (ii) generally unable to pay its debts as such debts become due;

4.1.4

the execution, delivery and performance by it of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of it;

4.1.5

this Agreement and all other agreements or instruments to be executed and delivered by it hereunder have been duly executed and delivered by it, and constitute legal, valid and binding obligations of it enforceable against them in accordance with their respective terms;

4.1.6

it is not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by it hereunder;

4.1.7

it is not required to obtain shareholder approval for the execution or delivery of this Agreement or the performance of any of its terms and no regulatory body having jurisdiction over it is required to consent to or approve the execution and delivery of this Agreement or the performance of any of its terms, or if necessary, it has obtained such shareholder approval and/or such consents;

4.1.8

it, alone or together with any other person, do not hold any direct or indirect interest in or right to acquire any interest in any right to explore or mine or both, any part of the JV Area other than the AW Rights;

4.1.9

all taxes, levies, duties or imposts of any kind whatsoever in respect of their ownership of the AW Rights which were or are due and payable on or before the date of this Agreement have been paid and satisfied as of such date.

4.2

PTM (i) represents and warrants as follows to AW (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledges and confirms that AW, after due enquiry, is relying on such representations and warranties in the entering into by it of this Agreement :

4.2.1

PTM is incorporated in the Republic of South Africa, under Registration No. ______________;

4.2.2

PTM is a corporation duly incorporated and existing under the laws of South Africa and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

4.2.3

PTM is not (i) insolvent; or (ii) generally unable to pay its debts to as such debts become due;

4.2.4

the execution, delivery and performance by PTM of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of PTM;

4.2.5

this Agreement and all other agreements or instruments to be executed and delivered by PTM hereunder have been duly executed and delivered by PTM, as the case may be, and constitute legal, valid and binding obligations of PTM enforceable against PTM in accordance with their respective terms;

4.2.6

PTM is not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by PTM hereunder, except for board approval by PTM as well as regulatory approval.  If PTM's board doesn't reject the agreement within 30 days of signature hereof it will be construed as formal;

4.2.7

PTM is not required to obtain shareholder approval for the execution or delivery of this Agreement or the performance of any of its terms.

4.2.8

PTM, alone or together with any person, does not hold any direct or indirect interest in or rights to explore or mine or both, any part of the JV Area, other than the PTM Rights;

4.2.9

all taxes, levies, duties or imposts of any kind whatsoever in respect of the ownership and use of the PTM Rights which were or are due and payable on or prior to the date of this Agreement have been paid and satisfied as of such date.

5.

DURATION

5.1

The Joint Venture Project shall be deemed to be established and constituted on the Effective Date until the earlier of :

5.1.1

closure of the Mine, and once rehabilitation of the Mine and related property has been completed and a closure certificate in regard thereto has been obtained in terms of the prevailing legislation; or;

5.1.2

termination of the Joint Venture Project by mutual written agreement between the Parties.

5.2

No Participant shall have the right to, and the Participants agree not to, dissolve, terminate or liquidate or to petition any court for the winding up, dissolution, deregistration or liquidation of the Joint Venture except as provided herein.

5.3

For further clarity, the Joint Venture Project shall not be terminated by the admission of any new Participant to the Joint Venture.

6.

EXPLORATION PHASE

6.1

During the Exploration Phase :

6.1.1

the Participants shall spend sufficient Exploration Expenditure on the JV Area for and on behalf of the Joint Venture, in order for a Bankable Feasibility Study to be completed in respect of the JV Area, which Exploration Expenditure shall be borne by the Participants in accordance with their respective Participation Interests in the Joint Venture from time to time;

6.1.2

PTM shall contribute the AW Rights to the Joint Venture for no consideration;

6.1.3

AW shall contribute the AW Rights to the Joint Venture for no consideration;

6.1.4

the Participants shall procure the issue of a prospecting permit in terms of Section 6 of the Act (or equivalent right in terms of subsequent legislation) to the Participants in each of the Participants' names to the extent of their respective Participation Interests in the Joint Venture from time to time, in respect of the JV Area;

6.1.5

in regard to the Exploration Expenditure referred to in 6.1.1 the Manager shall furnish the Participants quarterly statements detailing Exploration Expenditure for the relevant quarter together with access to all documentation evidencing such expenditure and an annual audit certificate certifying the amount of such expenditure;

6.1.6

PTM's contribution to Exploration Expenditure of the Joint Venture may, at the election of PTM, be made in cash or services; AW's contribution to Exploration Expenditure shall also be made in cash and/or services;

6.1.7

the activities of the Joint Venture Project shall be to identify PGM extraction opportunities, exploration, and a pre-feasibility study leading to a Bankable Feasibility Study;

6.1.8

the Participants shall decide whether the Joint Venture shall proceed to a Bankable Feasibility Study in relation to the JV Area;

6.1.9

the Manager shall be obliged to submit for approval to the exploration committee referred to in 6.3 1 (ONE) year exploration Budgets;

6.1.10

the decision to proceed to the Exploitation Phase of the Joint Venture or not shall be taken by the Participants;

6.1.11

this Agreement shall constitute each Participant's written consent from time to time, in accordance with Section 6(1)(b) of the Act, to the other Participant to prospect for PGM's for its own account in, on and under the JV Area but only to the extent of the Participants' respective Participation Interests in the Joint Venture from time to time.

6.2

Should this Agreement be terminated or lapse without the Parties having commenced the Exploitation Phase, the Manager shall on behalf of the Participants fill in or cover or otherwise render safe all holes and excavations made by it on the JV Area to the extent that it is required to do so pursuant to the approved environmental programmes in respect of the JV Area and in order to obtain "closure certificates" in respect of the JV Area pursuant to Section 12 of the Act, subject however to any provisions of law or regulation and/or directives by officials of the Department of Minerals and Energy, and shall (to the extent provided for by law or regulation) be answerable to the landowners for any damage caused to any improvements on the JV Area.

6.3

Forthwith after the Effective Date the Parties shall each appoint 2 (TWO) representatives to an exploration committee which will be formed to oversee the exploration activities during the Exploration Phase.  The committee shall appoint a chairman and such Chairman will not have a casting vote.  The manager oversees all exploration activities subject to the manager committee as set out herein.  The management committee will at all times have representation proportionate to clause 8.5 contained herein for both shareholders.

6.4

Forthwith after the Effective Date PTM shall formulate a Programme of Work for the exploration of the JV Area and present it to he Management Committee.

7.

EXPLOITATION PHASE

7.1

Should the Participants pursuant to a Bankable Feasibility Study, decide to proceed to the Exploitation Phase of the Joint Venture Project, the Participants shall decide whether to form a new legal entity to conduct exploitation, and on failure to reach such an agreement, the Joint Venture will continue to operate in accordance with the terms and conditions set out hereunder.

7.2

During the Exploitation Phase all Capital Expenditure and Operating Expenditure requirements of the Joint Venture Project shall be funded by the Participants in accordance with their respective Participation Interests in the Joint Venture from time to time.

7.3

In regard to management of the cash of the Joint Venture during the Exploitation Phase:

7.3.1

all of the Proceeds and all the other revenue of the Joint Venture derived from the sale of anything else by or on behalf of the Participants as a result of the  holding of their Participation Interests in the Joint Venture, or any insurance proceeds as a result of a claim for loss of Profits, will be paid into a bank account in the name of the Joint Venture;

7.3.2

Operating Expenditure and Capital Expenditure of the Joint Venture shall be paid for by the Manager out of the bank account referred to in 7.3.1;

7.3.3

the Manager shall retain sufficient funds in the said bank account to fund working capital of the Joint Venture required for Operating Expenditure and Capital Expenditure of the Joint Venture in an amount to be determined by the Manager, which amount may be varied by the Management Committee at any time;

7.3.4

the Participants will maintain the Profit distribution policy whereby, subject to the making of appropriate specific reservations, the portion of annual Profit to be distributed and the portion thereof to be retained, will be commensurate with the maintaining of a sound financial position of the Joint Venture.

7.4

It is recorded that all liabilities and obligations of the Joint Venture shall be borne by the Participants in accordance with their respective Participation Interests in the Joint Venture from time to time.

7.5

All Capital Expenditure and Operating Expenditure will only be incurred in terms of a Budget and/or the Manager's schedule of authority.  The Management Committee shall be required to approve Budgets, cash flow forecasts and cash call procedures.

7.6

Should a community trust or similar such entity be established by the Participants in relation to the Joint Venture Project during the Exploitation Phase of the Joint Venture Project the Participation Interest of such a community trust shall be determined at the time of completion of the Bankable Feasibility Study, and shall be obtained proportionately from the Participation Interests of PTM and AW.

7.7

From the Effective Date, the Participation Interest of a Participant, shall be re-calculated at the end of each successive Call in accordance with the formula set out hereunder :

	A		100
X=	____	X	____
	B		1

where

X

is the Participation Interest of the Participant concerned, expressed as a percentage, at the end of a particular Call;

A

is PTM's Deemed Expenditure (R350 000,00) and AW's Deemed Expenditure (R150 000,00) on the JV Area plus all Expenditure actually incurred by the Participant concerned since the Effective Date;

B

is the total Expenditure incurred on the JV Area since the Effective Date plus an amount which equals the aggregate of PTM's Deemed Expenditure and RM's Deemed Expenditure.

7.8

If a Participant defaults in meeting a Call within the periods specified in this Agreement, the defaulting Participant's Participation Interest will be recalculated in accordance with the formula in clause 7.8 applied at the end of each Call in question.

8.

MANAGEMENT COMMITTEE

8.1

As soon as reasonably practicable after the commencement of the Exploitation Phase, the Parties shall establish a Management Committee, which will direct the day-to-day activities of the Joint Venture and the Manager in accordance with the provisions of this clause 8.

8.2

PTM and AW shall each appoint 2 (TWO) Representatives to the Management Committee.  For or as long as each of PTM and AW shall have a Participation Interest of not less than 11% (ELEVEN PERCENT) in the Joint Venture, such Participant shall be entitled to maintain its Representatives and their alternates as members of the Management Committee.

8.3

The Participants shall be bound by all decisions of the Management Committee properly taken in accordance with the provisions of this Agreement.

8.4

The appointment by Participants of Representatives on the Management Committee shall remain in effect until such time as notice of any removal and replacement of any such Representative is communicated by notice in writing to the other Participant.

8.5

All resolutions of the Management Committee shall be passed by the simple majority vote of the members present or represented at the meeting.  Each Representative shall have 1 (ONE) vote for each percentage Participation Interest held by the Participant appointing such Representative.  In the event that a Participant is represented at a meeting by more than one Representative and/or alternate, such Representatives and/or alternates shall vote en bloc for the Participant they represent.  The quorum for any such meeting shall be the presence thereat of one Representative or one alternate of each of the Participant entitled to appoint one or more Representative in terms of clause 8.2.

8.6

The Management Committee shall meet at quarterly intervals at a suitable venue.

8.7

The Chairman of the Management Committee shall be appointed as chairman by the Participant which holds the majority Participation Interest.  The chairman shall not be entitled to a second or casting vote.

8.8

Not later than 14 (FOURTEEN) days prior to each meeting of the Management Committee, the Manager shall deliver to every Representative, a notice of such meeting, an agenda for the meeting and a copy of any document in relation to which action is to be taken or considered, together with such supplementary information as may be reasonably required or requested by any Representative on the Management Committee.

8.9

The Management Committee may be assisted at any meeting by technical, financial, legal or other professional advisers; provided that where individual Representatives on the Management Committee wish to utilise the services of any person who is not employed directly by either PTM or AW or any of their respective Affiliates then the name of the proposed advisers and the nature of the advice to be sought shall first be referred for approval to the chairman of the Management Committee whose approval shall not be unreasonably withheld.

8.10

Minutes of meetings of the Management Committee shall be prepared by the Manager and circulated to all Representatives on the Management Committee within a reasonable time.  Minutes of each previous meeting will be tabled for approval at the next subsequent meeting.

8.11

The Management Committee shall be responsible for the review or approval of the following :

8.11.1

Programmes of Work or amendments variations or modifications thereto, Budgets, financial accounts and reports of activities;

8.11.2

renewal, surrender, modification or transfer of rights, titles and permits to prospect and to mine;

8.11.3

termination of Joint Venture activities and economic feasibility of a deposit.

In addition, the Management Committee shall be responsible for any other matters which the Parties agree should be the responsibility of the Management Committee.

9.

MANAGER

9.1

"The management committee will appoint a manager to act in such a capacity on behalf of the joint venture.

9.2

The Manager shall :

9.2.1

be responsible for implementing the decisions, from time to time, of the Management Committee and the exploration committee in 6.3 and shall not act outside such directions;

9.2.2

subject to the provisions of 9.2.1 above, control, manage, supervise and conduct all technical and other activities for and on behalf of the Joint Venture;

9.2.3

be responsible, subject at all times to the remaining provisions of this clause 9, for :

9.2.4

the preparation, in consultation with the other party, of all Programmes of Work and Budgets relating to the Joint Venture activities together with any amendments or supplements thereto.  Such Programmes of Work and Budgets shall be sent by the Manager to the Representatives on the Management Committee not less than 14 (FOURTEEN) days prior to the date of the Management Committee meeting convened for the purpose of considering and deliberating, inter alia, on such Programmes of Work and Budgets;

9.2.5

the maintenance of all accounting records on behalf of the Joint Venture, in accordance with the accounting procedures annexed as Appendix "2" to this Agreement;

9.2.6

the conduct of exploitation of PGM's within the Project Area.  The Manager shall conduct all of its activities under this Agreement in a good, workmanlike manner and with the standard of diligence and care normally exercised by qualified persons in the performance of comparable work, provided, however, that the Manager shall incur no liabilities whatsoever to the Joint Venture or to any party in relation to the conduct of such activities except as may arise out of any breach by the Manager of its obligations hereunder or as may arise out of any negligent acts or omissions or wilful, wanton or dishonest acts or omissions on the part of the Manager, its servants or agents;

9.2.7

the preparation and submission to representatives on the Management Committee of progress and financial reports in accordance with the requirements of the Management Committee;

9.2.8

the appointment of auditors;

9.2.9

the preparation and submission to the exploration committee in 6.3 and the Management Committee of calendar quarterly statements of account reflecting, in reasonable detail, Expenditure, charges and credits during the relevant quarter;

9.2.10

the provision, acquisition or leasing of all materials, supplies, machinery, equipment and services required for any approved Programme of Work, subject to the directions of the Management Committee and the limits prescribed by such Programme of Work and its corresponding Budget;

9.2.11

the procuring of the services of such experts and consultants as are necessary in regard to engineering, design, legal, accounting or other professional services required in connection with the Joint Venture, subject, at all times, to the limits of any applicable Programme of Work and Budget, and the directions of the Management Committee;

9.2.12

the contracting of such persons as are necessary for the implementation of any approved Programme of Work;

9.2.13

the performance of obligations necessary to maintain the projects, and the making of recommendations to the Management Committee on their acquisition; provided that any costs incurred in maintaining, renewing or securing the JV Area or any ancillary rights, will be for the account of the Joint Venture;

9.2.14

the securing of all licences, permits, approvals and authorities necessary or appropriate for the objects of the Joint Venture;

9.2.15

the securing and maintaining in effect of adequate and reasonable insurance covering the exposure to risk or loss of the Joint Venture as determined by the Management Committee;

9.2.16

the maintaining of complete and accurate records and accounts of all transactions undertaken by it in connection with the activities and responsibilities hereunder;

9.2.17

the preparation of an audited statement of Expenditure incurred by the Joint Venture as at the end of a Budget Period, the cost of which preparation shall be considered and included as Expenditure;

9.2.18

the opening, operation and maintenance of a separate bank account in the name of the Joint Venture;

9.2.19

the facilitation of the handover to another Manager on termination of its appointment as Manager, howsoever arising.

9.3

The Manager shall not resign as Manager except upon the giving of 60 (SIXTY) days' written notice to that effect to the other Participants.

9.4

The Manager shall allow the Participants to this Agreement reasonable access, at all times, to the JV Area and shall also permit parties or their representatives to inspect and copy all data and information, whether technical, financial and otherwise.

9.5

As compensation for the performance of its obligations hereunder the Manager shall be entitled to a management fee payable quarterly in arrears, in an amount equal to 10% (TEN PERCENT) of Expenditure (excluding the management fee itself) actually incurred during the immediately preceding quarter, throughout the Exploration Phase and the Exploitation Phase of the Joint Venture, and 2% (TWO PERCENT) of Expenditure (excluding the management fee itself) actually incurred during the immediately preceding quarter, throughout the Exploitation Phase of the Joint Venture.

9.6

Should the Manager conclude a contract with an Affiliate in connection with its activities as Manager such contracts shall be concluded on market-related, arms-length terms as if the Manager was concluding such contract with a third party, not being an Affiliate.

9.7

Should the Manager fail to fulfil any of its obligations under this clause 9, and fail within 14 (FOURTEEN) days of written notice from representatives of the Management Committee, other than those representing any Affiliate of the Manager, to remedy such default, or should the Manager be placed under judicial management, in liquidation, or be wound up, (all whether voluntarily, compulsorily, provisionally or finally) or should it compound with any of its creditors or commit any act of insolvency, then notwithstanding any prior waiver, the representatives of the Management Committee, other than those representing any Affiliate of the Manager, shall be entitled forthwith and without further notice to terminate the appointment of the Manager, without prejudice to any further or other rights or remedies which any party may have in law or under this Agreement, whether in respect of damages or otherwise.  The representatives of the party with the greatest Participation Interest, at the time, other than any Affiliate of the outgoing Manager, shall be entitled to appoint a new Manager, who shall be required to become a party to this Agreement.

10.

CONTRIBUTIONS TO EXPENDITURE

10.1

Within 60 (SIXTY) days of the approval by the Management Committee of the relevant Programme of Work and Budget, each of the Participants must elect, by notice in writing to each other Participant, to contribute to such Programme of Work and Budget as follows :

10.1.1

in proportion to its current Participation Interest as of the beginning of the period covered thereby;

10.1.2

in some lesser amount than its current Participation Interest in which case its Participation Interest shall be recalculated at the end of the relevant Programme of Work as provided in clause 7.7.

10.2

Each Participant is entitled to fund any shortfall on a basis which is pro-rata to its current Participation Interest.  The Manager shall immediately notify the Management Committee of any material departure from an approved Programme of Work and Budget.  If the Manager exceeds an approved Budget by more than 10% (TEN PERCENT), then the excess over 10% (TEN PERCENT), unless directly caused by an emergency or unexpected expenditure made pursuant to clause 10.3 or unless otherwise authorised by the Management Committee, shall be for the sole account of the Manager, and such excess shall not be included in the calculation of any Participation Interest.  Budget overruns of 10% (TEN PERCENT) or less shall be borne by the Participants in proportion to their respective Participation Interests as of the beginning of the period covered by the Programme of Work and Budget in question.

10.3

In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Joint Venture assets or to comply with any applicable law or government regulation.  Likewise, the Manager may incur expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of the standard of care outlined in clause 9.2.6.  In the case of either an emergency or unexpected expenditure, the Manager shall promptly notify and keep the Participants informed of the emergency or unexpected expenditure, and the Manager shall be reimbursed therefor by the Participants within 14 (FOURTEEN) days of receipt of an invoice in the relevant amount in proportion to their respective Participation Interests as of the beginning of the period covered by the then current Programme of Work and Budget.

10.4

On the basis of the approved Programme of Work and Budget, the Manager shall submit to each Participant, prior to the last day of each calendar quarter a Call for estimated cash requirements for the ensuing calendar quarter.  Within 30 (THIRTY) days after receipt of each Call, each Participant shall advance to the Operator its proportionate share of the estimated amount.  Time is of the essence of payment of such Call.

11.

DISPOSAL OF PARTICIPATION INTEREST

11.1

A Participant may assign the whole (or any part) of its Participation Interest to an Affiliate, subject to such Affiliate covenanting to be bound by the terms and conditions of this Agreement, to the extent of the Participation Interest assigned to it, and subject to such assignor Participant guaranteeing the fulfilment by such Affiliate of its obligations as a Participant under this Agreement.  Should the assignee cease to be an Affiliate of the assignor, for any reason whatsoever, it shall immediately reassign to the assignor all the Participation Interest then held by it.  The assignor shall obtain from the transferee, at the time of transfer to it of the Participation Interest, or part of it, appropriate authorities and powers to execute that reassignment.  For the purposes of this clause 11.1, "Affiliate" means any entity which is, at the time, directly a subsidiary of the ultimate holding company, or the ultimate holding company of the assignor, and not a subsidiary of a subsidiary of such holding company.

11.2

Subject to 11.1 :

11.2.1

should PTM wish to dispose to any third party, other than its Affiliate, of any percentage or the whole of its Participation Interest it shall give AW notice in writing of the price (which shall sound in money only) and such other terms and conditions as PTM may determine.  The same will apply if AW wishes to dispose a percentage or whole of its participation interest;

11.2.2

any third party proposing to acquire a Participation Interest in the Joint Venture shall be obliged to bind itself to the terms and conditions of this Agreement which are applicable to the selling party and any such third party, which is not resident in the Republic of South Africa, shall consent to the jurisdiction of the High Court of South Africa, for all purposes of this Agreement and shall nominate an address in the Republic of South Africa at which legal process may be served.

12.

ACCOUNTING MATTERS

12.1

The Joint Venture shall, keep full, complete and accurate books of account, records and information with respect to any of the Joint Venture's affairs and the same shall be maintained at the registered office of the Joint Venture (and such other place as the Manager may deem desirable).  Entries shall be made in such books of account and records of all such matters, transactions and things as are usually written and entered in books of account and records kept by persons or entities engaged in businesses similar to the Business of the Joint Venture and electronic records shall be kept where feasible.  Each Participant shall have the right, acting reasonably, to audit, examine, and make copies of or extracts from the books of account and records of the Joint Venture at all reasonable times during usual business hours.  Such right may be exercised through any agent or employee of such Participant designated by it, or by an independent chartered accountant designated by such Participant.  Each Participant shall bear all expenses incurred in any examination made for such Participant's account.

12.2

The initial auditors of the Joint Venture shall be Delloitte and Touche provided that at its first meeting the Management Committee shall review their appointment and decide on a selection process of the auditors from the commencement of the Exploitation Phase.  After carrying out the selection process the Management Committee shall review such appointment based on their performance, ability and fees.  All audit reports and reports to management on internal controls and procedures prepared by the auditors of the Joint Venture, shall be made available to the Management Committee and each of the Participants.  The audit fee to be paid to the auditors of the Joint Venture shall be fixed from time to time by the Management Committee.

12.3

The Management Committee shall provide each Participant with audited financial statements, as soon as reasonably possible, but no longer than 60 (SIXTY) days after the end of each Accounting Period, prepared in accordance with IAS together with the report of the auditors thereon, to meet the reporting requirements of the Participants.

12.4

The Joint Venture shall prepare and deliver to any Participant any information packages or other information which such Participant reasonably requests in connection with any domestic or foreign tax or other governmental filing to be made by such Participant or any of its Affiliates, provided that where the Joint Venture would not require such information for its own use or benefit such Participant reimburses the Joint Venture for the incidental out of pocket costs incurred by the Joint Venture in preparing and delivering any such information packages or information (including but not limited to reasonable costs in respect of the Joint Venture's own personnel and facilities).

12.5

The Joint Venture's Accounting Period will be from 1 January to 31 December each year.

13.

RESTRICTED MATTERS

No decision of the Management Committee in relation to any of the matters set out herein shall be of any force or effect unless Representatives of both PTM and AW shall be in agreement in respect of such matters :

13.1

to the voluntary dissolution or liquidation of the Joint Venture and/or any resolution requiring or proposing such dissolution or liquidation;

13.2

the acquisition or purchase of other businesses, either directly or indirectly by means of purchasing shares in any company to which such business may belong or the entering into of further joint ventures;

13.3

any material change in the Business or the objects of the Joint Venture, or the material expansion of the Business;

13.4

any change in the basis of accounting, otherwise than in accordance with IAS, as the case may be, from those used by the Joint Venture during its immediately preceding Accounting Period and any decision authorising material changes to the book value of any of the assets of the Joint Venture;

13.5

the appointment of auditors;

13.6

The approval of any Expenditure exceeding 10% (TEN PERCENT) of budgeted Expenditure during the Exploitation Phase;

13.7

contracts entered into with Affiliates of the Participants in relation to the Joint Venture other than on an arm's length basis;

13.8

any material transaction outside of the normal course of business;

14.

JOINT VENTURE INFORMATION, MINING AND PROSPECTING INFORMATION

14.1

Each of the Participants agrees that it shall at all times treat all Joint Venture Information and Mining and Prospecting Information as strictly confidential and that, except as may be expressly permitted by a written agreement between such Participant and the Joint Venture, or by the consent of the other Participant, it shall not, directly or indirectly, at any time or under any circumstances :

14.1.1

make use of (or make available to any of its Affiliates for their use) any such information, or

14.1.2

communicate or disclose any such information to any person for any purpose whatsoever, except, on notification to the other Participants to any person which has a bona fide need to know such information in connection with the Joint Venture.

14.2

For purposes of clause 14.1, Joint Venture Information and Mining and Prospecting Information shall exclude any knowledge or information which :

14.2.1

is or becomes generally available to the public other than as a result of disclosure by such Participant in violation of this clause 14;

14.2.2

is or was independently developed by such Participant or on its behalf by personnel having no access to such knowledge or information at the time of independent development;

14.2.3

is already in such Participant's possession, provided that such knowledge or information was not supplied to such Participant by, or on behalf of, the Joint Venture, or any other Participant, and provided further, that such knowledge or information was not obtained from a source known to such Participant to be prohibited from disclosing such information to such Participant by a legal, contractual or fiduciary obligation to the Joint Venture, such Affiliate or such other Participants;

14.2.4

is required to be given, made or published by law or under the rules and regulations of any relevant stock exchange or any applicable regulatory authority, in which case, the Participant liable to so give, make or publish the same shall give the other Participant reasonable written notice thereof, along with drafts or copies thereof, as soon as is reasonably practicable;

14.2.5

is required to be disclosed by PTM or AW to an Affiliate and/or to any provider of finance in order for such companies to take informed decisions regarding the Joint Venture; provided that PTM and AW shall procure that such companies agree to keep the information disclosed as strictly confidential.

14.3

In the event that a Participant becomes legally compelled to disclose any such information, such Participant will provide the Joint Venture and the other Participant with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this clause 14.  In the event that such protective order or other remedy is not obtained, or that the Joint Venture or other Participants waives compliance with the provisions of this clause 14, such Participant may disclose without liability under this clause 14 only that portion of such information which such Participant, after receiving legal advice is legally required to be disclosed and shall co-operate with the Joint Venture and the other Participant at the Joint Venture's expense to obtain reliable assurance that confidential treatment will be afforded such information that is so disclosed.

15.

EXECUTION

In the event of any adjustment in the Participation Interest of the Participants, the Participants shall execute and deliver such instructions and documents as may be necessary to affect and give full legal effect to such adjustment of such Participation Interest.

16.

PRODUCTION FROM THE MINE

16.1

During the Exploitation Phase, the PGM reserves in relation to the Mine shall be expeditiously mined and the ore so mined shall be treated in a suitable metallurgical process for the production of Concentrate in the most economical and efficient manner, and in accordance with the plan approved by the Management Committee from time to time.

16.2

The Participants shall be entitled to share in the Proceeds of the Joint Venture in accordance with their respective Participation Interests in the Joint Venture, subject to the terms and conditions contained in this Agreement.

16.3

The Manager, subject to the overall direction of the Management Committee, shall dispose of all By-products on the best terms available from time to time, and materials produced by the Mine which are not Concentrate or By-products shall be disposed of in accordance with the methods stipulated in the EMPR for the Mine and in a cost effective manner.

17.

FORCE MAJEURE

17.1

If any Party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under this Agreement from any cause beyond the reasonable control of that Party (including without limiting the generality of the aforegoing, war, civil commotion, riot, insurrection, strikes, lock-outs, fire, explosion, flood and acts of God, or by invasion of or sit-ins at the JV Area, or where a Party is prevented from occupying or operating any part of the Mine by combination of workmen or interference by trades union), the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented and shall not be liable for any delay or failure in the performance of any obligations hereunder of loss of damages either general, special or consequential which the other Party may suffer due to or resulting from such delay or failure, provided always that written notice shall within 48 (FORTY EIGHT) hours of the occurrence constituting Force Majeure be given of any such inability to perform by the affected Party and provided further that the obligation to give such notice shall be suspended to the extent necessitated by such Force Majeure.

17.2

Any Party invoking Force Majeure shall use its best endeavours to terminate the circumstances giving rise to Force Majeure and upon termination of the circumstances giving rise thereto, shall forthwith give written notice thereof to the other Parties.

17.3

If the full and proper implementation of this Agreement is precluded by any of the events or a combination of the events contemplated in 17.1 for a period of more than 6 (SIX) consecutive months at any one time, then and in such event the Parties shall endeavour to conclude new arrangements equitable to both of them and failing agreement being reached, the provisions of 18 below shall apply.

18.

DISTRIBUTION OF ASSETS UPON LIQUIDATION

18.1

In the event that the Joint Venture is liquidated at any time, the Joint Venture assets shall be distributed by the Joint Venture to the Participants on such liquidation, in accordance with the provisions set out in this clause.

18.2

The liquidator of the Joint Venture shall, unless otherwise agreed, be a member of the auditors of the Joint Venture at the date of liquidation or, if no such member is able or willing to act, an auditor agreed upon between the Participants, and failing such agreement, appointed by lot.

18.3

The liquidator shall :

18.3.1

demand an account from each Participant of the assets of the Joint Venture and the assets of the Participants contributed to the Joint Venture in its possession as well as any Profits earned by the use or utilisation of those assets since the date of liquidation of the Joint Venture;

18.3.2

compile an account reflecting the assets and liabilities of the Joint Venture,  including amounts owed by the Joint Venture to the Participants;

18.3.3

collect all debts due to the Joint Venture by persons other than the Participants;

18.3.4

realise the assets of the Joint Venture in whatever manner he deems fit, to the extent that he, in his sole discretion, deems necessary, to :

-

pay the creditors of the Joint Venture;

-

pay the expenses of such realisation and the liquidation;

-

settle any claims between the Participants arising from the Joint Venture; and

-

effect a distribution of the remaining assets or the proceeds thereof in accordance with the Participants' respective Participation Interests;

18.3.5

in the event of the proceeds of the realisation of the Joint Venture assets proving insufficient to meet the liabilities of the Joint Venture (other than any amounts due to the Participants), levy a contribution upon the Participants to contribute to that deficit in the proportion in which they bear the losses of the Joint Venture;

18.3.6

discharge all the liabilities of the Joint Venture to its creditors other than the Participants insofar as the proceeds of the realisation of the Joint Venture assets (if any), permit; and

18.3.7

compile and settle an account for the payment of claims owing by the Joint Venture to the Participants, the settlement of their claims against each other and the distribution of any assets remaining amongst the Participants in accordance with this 18 with due account being taken of amounts owing by either of the Participants to the Joint Venture.

19.

DISPUTE RESOLUTION

19.1

Should any dispute arise between the Parties in regard to :

19.1.1

the interpretation of; or

19.1.2

the carrying into effect of; or

19.1.3

any of the Parties' rights and obligations arising from; or

19.1.4

the rectification of

this Agreement, then that dispute shall be submitted to and decided by arbitration.

9.2

That arbitration shall be held :

19.2.1

with only the Parties and their Representatives present thereat;

19.2.2

unless otherwise agreed in writing at Johannesburg,

it being the intention that the arbitration shall, where possible, be held and concluded within 28 (TWENTY EIGHT) working days after it has been demanded.

19.3

The arbitrator shall be agreed between the Parties and failing agreement within 7 (SEVEN) days after the arbitration has been demanded, then the arbitrator shall :

19.3.1

if the matter is primarily of an accounting nature, be an independent auditor of not less than 10 (TEN) years' standing, appointed by the President for the time being of the South African Institute of Chartered Accountants or its successor body; or

19.3.2

if the matter is primarily of a legal nature or any matter which is neither primarily of an accounting or a legal nature, be an independent attorney of not less than 10 (TEN) years' standing or an independent advocate of not less than 15 (FIFTEEN) years' standing appointed by the President for the time being of the Johannesburg Bar Council or its successor body; or

19.3.3

if the matter is primarily of a technical nature, be a technical expert of not less than 10 (TEN) years' standing, appointed by the President for the time being of the Chamber of Mines, or its successor body.

19.4

If the Parties fail to agree whether the matter is primarily of an accounting, legal or other nature, the matter shall be deemed to be primarily of a legal nature.

19.5

The arbitrator shall have the fullest and freest discretion with regard to the proceedings, and his award shall be final and binding on the Parties to the dispute.  Furthermore the arbitrator :

19.5.1

may dispense wholly or in part with formal submissions or pleadings;

19.5.2

shall include such order as to costs as he deems just.

19.6

The Parties shall be entitled to have the award made an order of court of competent jurisdiction.

19.7

This clause shall be binding on the Parties notwithstanding, and shall survive, the cancellation of this agreement.

20.

NOTICES AND DOMICILIA

20.1

The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

PTM :

Suite 477

Private Bag X09

Weltevreden Park

1715

FAX : +27 (0) 11 675 3178

EMAIL: rmjones@platinumgroupmetals.net

AW :

Equity Park 257

Block C

Brooklyn Road

Brooklyn

FAX : +27 (12) 632 8109

EMAIL: daan@britzvr.co.za

20.2

The Parties hereto shall be entitled to change their domicilia from time to time, provided that any new domicilium selected shall be an address, other than a box number and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

20.3

All notices, demands, communications or payments intended for any Party shall be made or given at such Party's domicilium for the time being.

20.4

A notice sent by one Party to another Party shall be deemed to have been received :

20.4.1

on the same day, if delivered by hand;

20.4.2

on the same day, if sent by telex, email or telefax.

20.5

Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

21.

COSTS

Each Party shall bear its own costs incurred in negotiating and drafting this Agreement.

22.

GOVERNING LAW

This Agreement shall be implemented in accordance with the laws of the applicable jurisdiction, and shall be interpreted in accordance with the laws of South Africa.

23.

GENERAL

23.1

This document constitutes the sole record of the Agreement between the Parties in regard to the subject matter of this Agreement.

23.2

None of the Parties shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

23.3

No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

23.4

No indulgence which either of the Parties ("the grantor") may grant to the others ("the grantees") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantees which might have arisen in the past or which might arise in the future.

23.5

Should any provision of this Agreement (including any provision contained in any of the Annexes hereto) be in conflict with the provisions of any law or be in any other way invalid or unenforceable, such conflicting or invalid or unenforceable provision shall not be of any force or effect and shall be severable from the rest of this Agreement (and from the Annexes hereto).

23.6

Within 60 days after signature hereof the parties shall have the right to make certain amendments to the contract subject to the condition that both parties agree in writing to such alteration and that such an alteration will not impact on the essence of this agreement.

24.

SUSPENSIVE CONDITION

24.1

This Agreement, save for the provisions of 18, 20, 21, 22 and 23 and this 24, which shall be of immediate force and effect, shall be subject to the fulfilment of the following suspensive condition, namely the obtaining of all regulatory consents that may be required in law to conclude and/or implement the Joint Venture Project including but not limited to the JSE Securities Exchange, the London Stock Exchange, CDNX and affiliated exchanges, AIM, the South African Competition Commission and the Competition Commission of the European Union, and in terms of the Act.  Should the suspensive conditions not be fulfilled within a period of 2 (TWO) months from the date of exercise of the option in clause 8 of the Option Contract, or such extended period as the Parties may agree in writing or waived in writing by the Parties, this Agreement shall lapse and cease to be of any further force or effect.  The Parties shall, notwithstanding the time limits in this 24, be obliged to use reasonable endeavours to procure fulfilment of the suspensive conditions as  soon as reasonably possible.

24.2

The consent of the Sanger and Sacke families for the acquisition of the properties which consent will not be unreasonably withheld.

25.

CESSION

None of the Parties shall be entitled to cede or assign any of their rights or obligations under this Agreement without the prior written consent of the other Parties, subject to the provisions of 11.

26.

SUPPORT AND HARDSHIP

26.1

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions, and the taking of all such steps, as may be open to them and necessary or desirable for or incidental to the putting into effect or maintenance of the terms, conditions, import and intent of this Agreement.

26.2

Where circumstances arise which were not contemplated or visualised by the Parties at the commencement date of this Agreement, or which render impracticable the implementation of this Agreement the Parties will meet and negotiate in good faith to establish a modus operandi for the attainment and fulfilment of the fundamental purpose of this Agreement which is to form a Joint Venture for the exploitation of the PGM's in, on, and under the JV Area, and will endeavour to reconcile any divergent interests between themselves.

26.3

Without detracting from the further provisions of this 26, the Parties agree that if during the term of this Agreement there is a significant change in the general situation from that existing at the Effective Date thereof which results in one or more of the Parties being placed in an inequitable or unfavourable position, the Parties shall consult together with a view to agreeing in a spirit of mutual trust and understanding what modification, if any, to the present Agreement would be appropriate to take account of such change.

26.4

The Parties undertake to act towards one another in all respects relating to this Agreement, in utmost good faith.

26.5

Should the Mineral and Petroleum Resources Development Bill be enacted at any time during the period of this Agreement the Parties shall negotiate amendments to this Agreement as may be required to place the Parties in the same commercial position that they would have been under this Agreement, should the said Bill not have been enacted.

27.

BREACH

27.1

If at any time a Participant (the "Affected party") is placed under judicial management, in liquidation, or under winding up, whether voluntary, compulsory, final or provisional, or compounds or enters into an arrangement of compromise with its creditors, the other Participant shall have the right to acquire all (but not part only) of the Participation Interest in the Joint Venture then held by the Affected party, upon written notice to that effect given by the other party to the Affected party after the occurrence of the events envisaged herein, at a price which will be determined as a fair selling price by an independent expert appointed by the auditors of the Joint Venture.

27.2

Upon determination of the price for the Participation Interest in question as envisaged in 27.1, the other Participant shall be entitled within 60 (SIXTY) days thereafter on written notice to the Affected party to elect whether or not it wishes to proceed with the acquisition of such Participation Interest and if it elects so to proceed it shall within that 60 (SIXTY) day period effect payment to the Affected party in cash of the price so determined for the Participation Interest (but less the amount of any monies that may be owing by the Affected party to the other Participant) against delivery thereof in such form as will be suitable for securing transfer thereof in accordance with the laws of South Africa.

27.3

If at any time any Participant commits any material breach of the terms and conditions of this Agreement and fails to remedy such breach within 60 (SIXTY) days after the receipt of written notice from the other Participant requiring it to remedy such default, the other Participant shall have the right at its option, but without detracting from their further or alternative rights and remedies and without prejudice to any claim which they may have for damages for breach of contract or otherwise, to cancel this Agreement, in which event :

27.3.1

this Agreement shall terminate;

27.3.2

the Defaulting Participant shall be released from all of its obligations under this Agreement, except where such obligations arose from events which occurred prior to breach;

27.3.3

the non-defaulting Participant may take transfer of the defaulting Participant's Participation Interest and the provisions of 27.1 above shall apply mutatis mutandis in relation thereto.

27.4

Notwithstanding the provisions of 27.3, no Participant shall be entitled to exercise or enforce any remedy against another Participant in relation to any breach of the terms and conditions of this Agreement :

27.4.1

if this Agreement specifies the steps to be taken in the event of such breach, unless it takes such steps;

27.4.2

if this Agreement specifies an alternative remedy for such breach;

27.4.3

unless the said breach is fundamental, material, and goes to the root of this Agreement.

THUS DONE AND EXECUTED at PRETORIA on the 15th AUGUST 2002 in the presence of the undersigned witnesses.

SIGNED BY THE PARTIES AT THE PLACES AND ON THE DATES SET OUT BELOW

PLACE:

For and on behalf of PLATINUM GROUP METALS (RSA) (PTY) LTD

DATE:

who warrants authority to execute this Agreement

WITNESS:

PLACE:

For and on behalf of AFRICA WIDE INVESTMENT HOLDINGS (PTY) LTD

DATE:

Who warrants authority to execute this Agreement

WITNESS: